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EXHIBIT 10.4

                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

         This Software License and Distribution Agreement (this "Agreement"), dated for reference purposes as of November 1, 2001, is entered into between HumanConcepts, LLC, a California limited liability company ("HC"), and International Microcomputer Software, Inc., a California corporation ("IMSI").

Background

         A. IMSI has acquired, or proposes to acquire, ownership of the software known as "OrgPlus," the trademark "OrgPlus" and associated goodwill, and the documentation, URL and customer records relating to the software.

         B. IMSI and HC have entered into an Agreement for Purchase of Software (the "Purchase Agreement"), pursuant to which IMSI will transfer ownership of such items to HC.

         C. Under the terms and conditions of this Agreement, effective if and when the Purchase Agreement becomes effective, and upon IMSI's payment of an advance against royalties and other amounts owed by IMSI to HC, HC will grant IMSI certain licenses to distribute the software and documentation.

         D. This Agreement will supersede the existing agreement between the parties pursuant to which IMSI has granted HC a license to distribute the software.

Agreement

         Based upon the above Background and the mutual covenants below, the parties agree as follows:

1.  DEFINITIONS.

         1.1 "Documentation" means the printed user instructions and manuals relating to the Software as may be provided by HC to IMSI from time to time.

         1.2 "End User" means any person or entity that uses the Software itself and not for resale or redistribution.

         1.3 "Licenses" means, collectively, the licenses granted by HC to IMSI pursuant to Sections 3.1, 3.2, and 3.5 of this Agreement.

         1.4 "Net Revenue" means the total price at which an order for Software is invoiced to a customer, excluding shipping charges, taxes, insurance, and any other charges not constituting a part of the price of the Software, and excluding product credits and returns.

         1.5. "OEM" means a person or entity who distributes the Software bundled with other hardware and/or software.

         1.6 "Professional Version" means the "professional" version of the Software, with enhanced features over the Standard Version, that has been distributed under the name "OrgPlus Professional."

         1.7 "Reseller" means a person or entity, other than an OEM or a Software Developer, who acquires the Software for further distribution to End Users or other resellers (other than OEMs or Software Developers).

         1.8 "Service Reseller" means a person or entity who acquires the Software for further distribution accompanied by significant additional services, such as training services, integration services, or general consulting services, or who provides products, development or marketing services to HC, or who sells affinity products offered together with or separately from OrgPlus; provided, however that "Service Reseller" does not include Software Developers.

         1.9 "Software" means the software product known as "OrgPlus" (consisting of OrgPlus Standard and OrgPlus Professional), and all modifications, enhancements, and updates to such software product that HC has


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developed and released as of the Effective Date, and that HC may provide to IMSI from time to time after the Effective Date pursuant to the terms of this Agreement.

         1.10 "Software Developer" means a person or entity who develops software for sale or license to its customers.

         1.11 "Standard Version" means the "standard" version of the Software, that has been distributed under the name "OrgPlus Standard."

         1.12 "Territory" means North America (Canada and U.S.), Australia and New Zealand.

         1.13 "Trademarks" means the trademarks "OrgPlus," "OrgPlus Standard" and "OrgPlus Professional."

2.  EFFECTIVE DATE; SUPERSEDES EXISTING AGREEMENT.

         This Agreement will become effective as of the date all of the following have occurred: (i) the Assignment Agreement has become effective, and
(ii) IMSI has paid HC the first $30,000 Advance provided for in Section 7.1 of this Agreement. The date this Agreement becomes effective shall be referred to in this Agreement as the "Effective Date." When this Agreement becomes effective, the Existing Agreement shall terminate and be superseded by this Agreement. Notwithstanding the above, all payment obligations that have accrued under the Existing Agreement shall survive such termination.

3.  LICENSES.

         3.1 Grant Of License to Standard Version. Subject to the terms and conditions of this Agreement, HC grants to IMSI, and IMSI accepts from HC, a license to copy the Standard Version and to distribute the Standard Version to End-Users and Resellers in the Territory, in packaging based upon artwork furnished by HC.

         3.2 Grant Of License to Professional Version. Subject to the terms and conditions of this Agreement, HC grants to IMSI, and IMSI accepts from HC, the right to purchase copies of the Professional Version from HC, and to distribute such copies of the Professional Version to End-Users and Resellers in the Territory.

         3.3 Exclusivity. Subject to Section 3.4 below, for a period of four (4) years after the Effective Date, the Licenses granted to IMSI pursuant to Sections 3.1 and 3.2 above shall be exclusive with respect to distribution of the Software to Resellers in the Territory. Notwithstanding the above, the Licenses shall be non-exclusive with respect to distribution of the Software to Service Resellers. Except as specifically provided above, the Licenses shall be non-exclusive. At the end of such four (4)-year period, if the Licenses remain in effect at that time, the Licenses shall become fully non-exclusive.

         3.4 Loss of Exclusivity. HC's Licenses shall become fully non-exclusive if IMSI does not pay HC a total of at least $500,000 (including Advances and royalties) during any year under this Agreement. For purposes of this Section, the first year shall begin on the Effective Date and shall end on December 31, 2002, and subsequent years shall be calendar years. Notwithstanding the above, if royalties paid by IMSI during any year, based on its distribution of Software, are less than $500,000, then IMSI shall have the right to pay the difference to HC within thirty (30) days after the end of the year in order to avoid loss of exclusivity. Any amounts paid by IMSI to HC in order to avoid loss of exclusivity shall be non-refundable and, even if such amounts exceed royalties actually owed by IMSI, shall not operate as credits toward future royalties or any other amounts that may be owed by IMSI to HC under this Agreement.

         3.5 Documentation and Artwork License. Subject to the terms and conditions of this Agreement, HC grants to IMSI, and IMSI accepts from HC, (i) a non-exclusive license to copy the Documentation and to distribute the Documentation to End-Users and Resellers in the Territory along with each copy of the Software that IMSI distributes, and (ii) a non-exclusive license to use the artwork furnished by HC to produce packaging for the Standard Version and to produce the Documentation.

         3.6  License Restrictions.

              (a) No Distribution Outside Territory. IMSI shall not distribute the Software outside the Territory, or distribute the Software to customers inside the Territory who IMSI has reason to know intend to re-


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distribute the Software to customers outside the Territory.

              (b) No Distribution to OEMs or Software Developers. IMSI shall not distribute the Software to OEMs or Software Developers without the prior written consent of HC, which consent may be granted, withheld, or conditioned by HC in its sole discretion.

              (c) Assignment, Transfer, and Sublicensing. IMSI shall not have the right to assign or transfer any of its License rights, or to sublicense any of its License rights except as follows:

                   (i) IMSI shall be entitled to grant its Resellers the right to distribute copies of the Software obtained from IMSI in accordance with the terms of this Agreement.

                   (ii) IMSI shall be permitted to assign its License rights in connection with any assignment of this Agreement specifically permitted by the terms of Section 12.2 below.

              (d) No Reverse Engineering, Modification, Etc. IMSI shall not have the right to copy the Professional Version. IMSI shall not modify, translate, or adapt the Software, or decompile, disassemble, reverse engineer or otherwise attempt to develop source code for the Software, or permit anyone under IMSI's control to do so.

              (e) Use of Current Versions. IMSI shall distribute only the most current versions of the Software and Documentation furnished by HC from time to time, and shall use only the most current version of the artwork furnished by HC from time to time.

         3.7 Ownership. HC shall continue to own all proprietary rights in the Software, Documentation, Trademarks and artwork, and IMSI will not acquire any rights to the Software, Documentation, Trademarks or artwork except the Licenses specifically provided for in this Agreement.

4.  OBLIGATIONS OF IMSI

         4.1 Marketing Efforts. IMSI agrees to use commercially reasonable efforts to market, promote and distribute the Software. IMSI will cooperate with HC to develop marketing strategies and programs to support distribution of the Software. Notwithstanding the above, except as expressly set forth in this Agreement, IMSI will have sole control over the methods of marketing, promotion and distribution of the Software.

         4.2 Quality. IMSI will maintain high standards of quality in connection with its marketing, promotion and distribution of the Software pursuant to this Agreement.

         4.3 End User Licenses. IMSI agrees to distribute, and to cause its Resellers to distribute, copies of the Standard Version to End Users only pursuant to license agreements provided by HC from time to time. IMSI agrees to distribute, and to cause its Resellers to distribute, copies of the Professional Version to End Users only pursuant to the license agreements contained in HC's packaging for the Professional Version.

         4.4 Registration. IMSI will require each End User to register the software.

         4.5 Serial Numbers. IMSI will adhere to HC's serial number system for the Standard Version, by placing a unique serial number on the CD-ROM label for each copy of the Standard Version produced by IMSI, in accordance with HC's numbering system. IMSI will keep such records relating to such serial numbers, and the distribution of such copies, as HC may reasonably request, and provide such records to HC upon request from time to time.

         4.6 Packaging. IMSI will distribute the Professional Version only in the original packaging in which HC supplies the Professional Version to IMSI, and IMSI will not alter or modify such packaging. IMSI will distribute the Standard Version only in packaging produced using artwork furnished by HC, and IMSI will not alter or modify such artwork.


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         4.7 Resellers. IMSI agrees to ensure that Resellers to whom IMSI distributes the Software comply with the terms and conditions of this Agreement.

         4.8 Copyright Notice. IMSI will not remove or alter HC's copyright notice included in HC's master copy of the Standard Version or HC's artwork supplied to IMSI.

         4.9 Use of Trademarks. IMSI will distribute the Software only under the Trademarks, or other trademarks established by HC for the Software from time to time. Notwithstanding the above, IMSI is authorized to identify itself as the distributor of the Software for HC in the Territory by affixing a notice to that effect to the packages containing the Software or in its promotional materials. It is expressly agreed that the ownership and all right, title and interest in and to the trademarks, trade names, patents, copyrights or other proprietary rights relating to the Software are and shall remain vested solely in HC. All use by IMSI of HC's trademarks shall inure exclusively to the benefit of HC and HC shall retain the exclusive right to apply for and obtain registration of such trademarks in all jurisdictions. IMSI shall, and hereby does assign to HC any and all proprietary interests it may obtain under the law of any jurisdiction in the Territory in the names and/or trademarks or words associated with HC or the Software, due to use or registration by IMSI of such names, trademarks or words in the Territory.

         4.10 Enforcement of Proprietary Rights. IMSI will promptly notify HC of any suspected infringement by any third party of HC's copyrights, patents, trademarks, or other proprietary rights relating to the Software, of which IMSI becomes aware. IMSI shall promptly take such actions as may be reasonably necessary to enforce such rights and curtail such infringement. If IMSI fails to do so within a reasonable time, HC shall be entitled to demand that IMSI do so, or to take over such efforts itself. If, under the terms of this Agreement, either HC or IMSI brings an action against any third party for infringement of HC's proprietary rights relating to the Software, then (a) the party bringing the action shall bear the costs and expenses of such action, (b) the other party will cooperate in such action at the expense of the party bringing the action, and (c) the party bringing the action shall be entitled to retain any award of damages for such infringement.

5.  OBLIGATIONS OF HC.

         5.1 Delivery of Master. HC will deliver to IMSI a master copy of the Standard Version, for IMSI's use in making copies of the Standard Version. HC will deliver to IMSI the artwork for IMSI's use in producing the Standard Version packaging and the Documentation.

         5.2 Fill Orders. HC agrees to use commercially reasonable efforts to deliver to IMSI, on a timely basis, copies of the Professional Version pursuant to all orders accepted by HC.

         5.3 Upgrades. HC agrees to develop and release upgrades to the Software on at least an annual basis, and to continue to provide versions of the Software that run on PCs. HC agrees to provide IMSI with all versions of the Software that HC may develop and release that have fewer features than the Standard Version, and such versions shall be included in the term "Standard Version" under this Agreement.

         5.4 Marketing Program. HC will cooperate with IMSI to develop marketing strategies and programs to support distribution of the Software.

         5.5 Customer Support. HC will provide End-Users who acquire the Software from IMSI or IMSI's Resellers, with a reasonable level of technical support.


6.  ORDERS AND PRICES FOR PROFESSIONAL VERSION.

         6.1 Order Procedure. All of IMSI's purchase orders for copies of the Professional Version shall be in writing and shall be subject to and governed by the provisions of this Agreement. Orders shall by signed by an authorized representative of IMSI, and shall specify quantity, requested delivery dates and shipping instructions. In the event of any conflict between the provisions of this Agreement and IMSI's purchase order, the provisions of this Agreement shall control. No additional or supplemental term contained in IMSI's purchase orders shall be applicable unless approved by HC in writing.


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         6.2 Prices; Payment. For each copy of the Professional Version shipped by HC to IMSI, IMSI shall pay HC the direct material and labor cost incurred by HC to produce such copy plus two dollars ($2.00). HC shall invoice IMSI for such amounts and IMSI will pay such invoices within forty-five (45) days of receipt. Any such amounts not paid by IMSI by such date will be subject to a finance charge of .5% per month until paid. In addition to any other remedies permitted by law or this Agreement, if any undisputed amount owed by IMSI to HC under this Agreement (whether royalties or copy purchase prices) remains unpaid after forty-five (45) days, HC may refuse to ship any outstanding order and/or require IMSI to make payment in full at the time any subsequent order is placed and/or delivered. In addition, HC may require IMSI to make payment in full at the time any subsequent order is placed and/or delivered, or to prepay for orders if IMSI becomes insolvent; makes an assignment for the benefit of creditors; has a receiver appointed; files a petition of bankruptcy; or a petition of bankruptcy is filed against IMSI.

         6.3 Additional Charges. HC's prices are F.O.B. point of shipment and are exclusive of shipping and handling charges, insurance, duties, excise taxes, and all other taxes of any kind, whether foreign or domestic. All of such charges and taxes shall be paid by IMSI (other than HC's taxes based upon HC's income) and, if paid by HC, shall be invoiced to and paid by IMSI.

         6.4 Delay. HC shall not be liable for loss or damage caused by delay or inability to fill or complete orders.

7.  PAYMENTS AND REPORTS.

         7.1 Advances on Royalties. IMSI will pay to HC thirty thousand dollars ($30,000) per month, for nine (9) months (or a total of $270,000), as advances on the royalties IMSI is required to pay HC pursuant to this Agreement ("Advances"). The first Advance payment shall be made by IMSI on the Effective Date of this Agreement (and is a condition to this Agreement becoming effective). Each subsequent Advance payment shall be made 20 days after the end of each calendar month along with royalty payments made by IMSI pursuant to this Agreement. The first reporting period will be the first full month after the Effective Date. Such Advances shall be non-refundable. Notwithstanding the payment provisions below, at the time each royalty payment is scheduled to be made by IMSI, the royalty amount required to be paid by IMSI shall be the total cumulative royalties owed by IMSI at the time such payment is required to be made, minus the sum of (i) the total Advances made by IMSI and (ii) the total royalties previously paid by IMSI under this Agreement.

         7.2 Royalties on Standard Version. As royalties, for each copy of the Standard Version that IMSI distributes to End-Users or Resellers, IMSI shall pay to HC the greater of (i) twenty-five percent (25%) of IMSI's the Net Revenue from such copy, or (ii) $30.00. In the event that adjustments are made by HC to the suggested retail price of the Standard Version, then the minimum per copy royalty shall be adjusted on a pro rata basis.

         7.3 Royalties on Professional Version. As royalties, for each copy of the Professional Version that IMSI distributes to End-Users or Resellers, IMSI shall pay to HC the greater of (i) fifty percent (50%) of the Net Revenue for such copy, or (ii) thirty percent (30%) of HC's then-current suggested retail price for that version of the Professional Version. The parties acknowledge that HC may establish different suggested retail prices for different versions of the Professional Version based upon number of boxes enabled in such version. In the event that adjustments are made to the suggested retail price of the Professional Version, then the minimum per copy royalty shall be adjusted on a pro rata basis.

         7.4 Royalties on Distribution to OEMs or Software Developers. Notwithstanding the provisions of Sections 7.2 and 7.3 above, unless otherwise agreed in writing by the parties, for each copy of the Software that IMSI distributes to an OEM or a Software Developer (which may be made only with the prior written consent of HC as provided in Section 3.5(b) above), IMSI shall pay to HC fifty percent (50%) of the Net Revenue from such copy.

         7.6 Timing of Payments. All royalties required to be paid by IMSI pursuant to this Agreement shall be paid on a monthly basis, by the 20th day of each calendar month, based upon distribution of Software during the prior month. Along with each royalty payment made, IMSI will provide HC with a report indicating the distributions on which the royalty payment is based, and such other information as the other party shall reasonably request relating to the calculation of royalties. IMSI shall grant HC access to sales reports and inventory on hand provided by Ingram or its other distributors.

         7.7 Audit Right. HC shall have the right, at its own expense and at any reasonable time or times (but not more than once in any calendar year), to cause a third party independent auditor reasonably acceptable to IMSI to inspect and audit the books and records of IMSI that pertain to this Agreement in order to verify the royalties paid


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under this Agreement. The audit shall be conducted at the expense of HC, but if any such audit reveals an underpayment of royalties by IMSI of ten percent (10%) or more for any month, then IMSI shall promptly reimburse HC for the reasonable costs of the audit.

         7.8 Late Payments. Any amounts that are required to be paid by IMSI pursuant to this Agreement that are not paid within the specified time will be subject to a finance charge of .5% per month until paid, or the maximum permitted by law, whichever is less.

8.  WARRANTY; LIMITATION OF LIABILITY.

         8.1 Disclaimer of Warranties. THE SOFTWARE AND DOCUMENTATION ARE PROVIDED TO IMSI "AS IS" WITH NO WARRANTIES, EXPRESS OR IMPLIED. HC SPECIFICALLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, THE COMPANY DOES NOT WARRANT THAT THE SOFTWARE WILL BE ERROR-FREE OR WILL OPERATE WITHOUT INTERRUPTION.

         8.2 Limitation of Liability. IN NO EVENT AND UNDER NO LEGAL THEORY, WHETHER TORT, CONTRACT, STATUTORY, OR OTHERWISE, SHALL HC OR ITS AFFILIATES OR AGENTS BE LIABLE FOR ANY LOST PROFITS OR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE EXISTENCE, FURNISHING, FUNCTIONING, OR IMSI'S OR ANY THIRD PARTY'S USE OF THE SOFTWARE OR DOCUMENTATION. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF HC UNDER THIS AGREEMENT EXCEED THE DIFFERENCE BETWEEN (A) THE ACTUAL AMOUNT PAID BY IMSI TO HC UNDER THIS AGREEMENT, AND (B) THE ACTUAL AMOUNT PAID BY HC TO IMSI UNDER THIS AGREEMENT.

9.  CONFIDENTIAL INFORMATION.

         9.1 Definition. Confidential information means: the Software source code, nonpublic financial information concerning either party; either party's research and development, new product or marketing plans, unless and until publicly announced; and any other information designated as confidential by a party in writing.

         9.2 Protection. Each party agrees to use reasonable efforts, and at least the same care that it uses to protect its own confidential information of like importance, to prevent unauthorized dissemination or disclosure of the other party's confidential information during and after the term of this Agreement.

         9.3 Exceptions. The confidentiality obligation set forth in Section 9.2 will not apply to any information that: becomes known to the general public without fault or breach of any nondisclosure obligation; the disclosing party customarily provides to others without restriction on disclosure; or the receiving party obtains from a third party without breach of a nondisclosure obligation and without restriction on disclosure.

10.  TERM AND TERMINATION.

         10.1 Term. This Agreement shall continue indefinitely unless and until terminated according to the provisions below.

         10.2 For Cause. Either party may terminate this Agreement upon written notice to the other party if the other party commits a material breach of this Agreement and such breach continues uncorrected for a period of thirty (30) days after notice in writing thereof to such other party. Material breaches shall include, but are not limited to, breaches of a financial term, territory, or infringement of copyright or trademarks. Either party may terminate this Agreement upon written notice to the other party, without giving the other party the opportunity to cure the breach, if (i) the other party fails to make a royalty payment under this Agreement when due, and such party has on at least three (3) prior occasions failed to make a royalty payment under this Agreement within thirty (30) days after such payment was due, or (ii) the other party breaches any material term of this Agreement and has been guilty of substantially the same breach on at least three (3) prior occasions. A royalty payment shall be deemed to have been made for these purposes on the date it is postmarked if sent by mail, or the date the wire transfer was initiated if sent by wire transfer.

         10.3 Failure to Pay Minimum Royalties. HC may terminate this Agreement upon written notice to IMSI, if


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IMSI does not pay HC a total of at least $250,000 (including Advances and royalties) during any year under this Agreement. For purposes of this Section, the first year shall begin on the Effective Date and shall end on December 31, 2002, and subsequent years shall be calendar years. Notwithstanding the above, if royalties paid by IMSI during any year, based on its distribution of Software, are less than $250,000, then IMSI shall have the right to pay the difference to HC within thirty (30) days after the end of the year in order to avoid termination of this Agreement; accordingly, any notice of termination sent by HC pursuant to this Section shall not be effective unless (i) it is given prior to the date 30 days after the end of a year, and IMSI fails to pay the difference by the end of such 30-day period, or (ii) it is given more than 30 days after the end of a year and IMSI has failed to pay HC a total of at least $250,000 during such year or within 30 days after the end of such year. Any amounts paid by IMSI to HC in order to avoid termination of this Agreement shall be non-refundable and, even if such amounts exceed royalties actually owed by IMSI, shall not operate as credits toward future royalties or any other amounts that may be owed by IMSI to HC under this Agreement.

         10.4 Buy-Out by HC. This Agreement shall terminate if, HC pays IMSI (i) $400,000 at any time from June 30, 2003 to June 30, 2005, and in addition HC has simultaneously bought out the royalty in the Assignment Agreement for an additional $100,000, or (ii) $600,000 at any time from July 1, 2005 to June 30, 2008, or (iii) $900,000 at any time on or after July 1, 2008. HC shall determine, in its sole discretion, if and when to make such payment to IMSI and if such a payment is made by HC this Agreement shall terminate on the date such payment is made.

11.  EFFECT OF TERMINATION; PROCEDURE UPON TERMINATION.

         11.1  Effect of Termination.  Upon termination of this Agreement:

                  (a) Payment Obligations. IMSI's obligation to pay additional Advances to HC shall terminate. Notwithstanding the above, each party's obligations to make payments to the other, which had accrued prior to termination, shall continue. IMSI shall continue to be obligated to make payments for any Software purchased and/or distributed by IMSI after termination, if and to the extent permitted pursuant to paragraphs (c) and (d) below.

                  (b) Licenses Terminate. Except as specifically provided in paragraphs (c) and (d) below, all Licenses granted in this Agreement to IMSI will terminate, and IMSI will have no further rights to copy or distribute the Software.

                  (c) Processing Accepted Orders for Professional Version. HC may, but shall not be required to, process and complete orders for the Professional Version received from IMSI and accepted by HC prior to the date of termination. If HC ships such copies of the Professional Version to IMSI, IMSI shall have the right to distribute such copies pursuant to the terms and conditions of this Agreement for a period of ninety (90) days after the date of termination.

                  (d) Existing Inventory of Software. If, on the effective date of termination of this Agreement, IMSI has copies of the Software in IMSI's inventory (in finished form, complete with packaging), then IMSI shall notify HC of the quantity and description, and shall offer to sell and send any or all of such copies to HC. In the case of the Professional Version, the price to be paid by HC would be the price IMSI paid HC for such copies. In the case of the Standard Version, the price to be paid by HC would be IMSI's actual direct labor and material cost for the production of such copies. If HC declines to purchase all of such copies, or fails to notify IMSI within thirty (30) days after such notice whether or not HC wishes to purchase such copies, then IMSI shall be entitled to continue to distribute such copies, pursuant to the terms and conditions of this Agreement, for up to ninety (90) days after termination of this Agreement.

                  (e) End Users. Any license to use the Software granted in good faith to End Users will continue in full force and effect;

                  (f) Survival. Any provision of this Agreement that is of a continuing nature shall survive such termination;

                  (g) Return of Materials. IMSI will return to HC the master copy of the Standard Version, all Documentation relating to the Software, the artwork furnished by HC, and all copies of such materials.

                  (h) Information. IMSI will provide to HC all contact and sales
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Software, such that HC may continue to sell the Software and Resellers may continue to purchase the Software without interruption.

12.  GENERAL PROVISIONS.

         12.1 Independent Contractor. IMSI and HC are, and at all times shall remain, independent contractors as to each other, and neither shall be deemed to be the agent of the other. No joint venture, partnership, agency or other relationship shall be created or implied by this Agreement. Except as otherwise specifically provided in this Agreement, each party shall bear their own expenses, liabilities, costs, and the like.

         12.2 Assignment. Either party may assign this Agreement to any person who acquires all or substantially all of the assets of such party, whether by merger or by sale of assets, provided such assignee agrees to assume the assignor's duties and liabilities under this Agreement. Except as provided above, IMSI may not assign this Agreement without the prior written consent of HC, which consent HC shall not unreasonably withhold. HC shall be entitled to assign this Agreement to any person who acquires ownership of the Software from HC. IMSI shall be entitled to assign this Agreement to any company that purchases IMSI or substantially all assets from IMSI.

         12.3 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and permitted assigns.

         12.4 Severability. If the application of any provision of this Agreement shall be held to be invalid or unenforceable by any court of competent jurisdiction, then the validity and enforceability of other provisions of this Agreement shall not in any way be affected or impaired thereby.

         12.3 Governing Law and Disputes. Except for that body of law governing choice of law, this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California. Any suit or claim arising out of or relating to this Agreement shall be brought only in a court located in Marin County, California, and the parties irrevocably submit to the personal and subject matter jurisdiction of such courts, and agree that service of process may be effected in the manner notices are to be given under this Agreement. The prevailing party in any suit or proceeding relating to this Agreement shall be awarded costs and their reasonable attorney fees.

         12.6 Amendment, This Agreement may be modified or amended only by an instrument in writing, signed by an authorized officer or representative of each party.

         12.7 Notices. All notices required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given (i) upon personal delivery to such party, or (ii) three (3) days after being deposited in the mail, sent registered or certified, addressed to a party at its address appearing below (or to such other address as a party may specify in a notice complying with this provision), or (iii) upon transmission by facsimile to the numbers shown below, with confirmation of successful transmission:

                  If to HC:         HumanConcepts, LLC
                                    2 Sunnyside Ave. #G
                                    Mill Valley, CA 94941
                                    Attention: M. Sacks
                                    Fax Number: 415-381-2964

                  If to IMSI:       International Microcomputer Software, Inc.
                                    75 Rowland Way
                                    Novato, CA  94945
                                    Attention: Gordon Landies
                                    Fax Number: 415-897-2544

         12.8 Section Headings. The article and section headings of this Agreement are solely for convenience and shall not be considered in its interpretation.

         12.9 Force Majeure. If the performance of any obligation under this Agreement (except payment of money) by either party is prevented, restricted, or delayed by reason of fire, accident, casualty, strikes, labor


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disputes, inability to procure raw materials or supplies, or any other act or condition beyond the reasonable control of a party, the party so affected, upon giving notice to the other party, shall be excused from such performance to the extent of and for the duration of such prevention, restriction or interference.

         12.10 Waiver. A waiver by either party of any term or condition of this Agreement, in any one instance, shall not be deemed or construed to be a waiver of any other term or condition or any subsequent breach thereof.

         12.11 Entire Agreement, This instrument contains the entire integrated agreement between the parties with respect to its subject matter, and supersedes all prior negotiations, representations or agreements, whether written or oral.

         12.12 Legal Fees. The parties agree to share the legal fees incurred in connection with the preparation of this Agreement through the date this Agreement is signed.


Signatures

         In order to bind the parties to this Software License and Distribution Agreement, the parties or their authorized representatives, have signed below.

HUMANCONCEPTS, LLC                    INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.


By:  /s/  Martin Sacks                By:  /s/  Gordon Landies
     Martin Sacks, Manager                 Gordon Landies, President

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